Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2025 FOURTH QUARTER

AND FULL YEAR RESULTS

--Fourth Quarter Comparable Sales Increased 10%, Driven by Journeys 14% Increase--

--Fourth Quarter E-Commerce Comparable Sales Increased 18% and

Represented 30% of Retail Sales --

--Operating Income Increased 24% for the Fourth Quarter--

NASHVILLE, Tenn., March 7, 2025 --- Genesco Inc. (NYSE: GCO) today reported fourth quarter and full fiscal year results for the three and twelve months ended February 1, 2025.

Fourth Quarter Fiscal 2025 Financial Summary

•
Net sales of $746 million (13 weeks) increased 1% compared to Q4FY24 (14 weeks)
•
Comparable sales increased 10%, with stores up 6% and e-commerce up 18%
•
E-commerce sales represented 30% of retail sales compared to 27% last year
•
Gross margin was up 60 basis points compared to last year
•
GAAP EPS was $3.06 vs. $1.84 last year and Non-GAAP EPS was $3.26 vs. $2.59 last year1

Fiscal 2025 Financial Summary

•
Net sales of $2.3 billion (52 weeks) were flat compared to FY24 (53 weeks)
•
Comparable sales increased 3%, with stores flat and e-commerce up 12%
•
E-commerce sales represented 25% of retail sales compared to 23% last year
•
GAAP EPS was ($1.80) vs. ($2.10) last year and Non-GAAP EPS was $0.94 vs. $0.56 last year1

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “We delivered a strong finish to the year with fourth quarter sales and gross margins exceeding expectations and operating income up meaningfully from the prior year period. Our performance was led by Journeys as the strategic growth initiatives we’ve implemented over the past 12 months fueled strong full priced selling and mid-teens comp growth. At the same time, sales trends at Schuh and Johnston & Murphy further improved with fourth quarter comps for both businesses reaching the highest level of the year.”

__________________________

1Non-GAAP EPS is a non-GAAP measure and excludes a gross margin charge related to a distribution model transition in Genesco Brands Group, net of tax effect, in Fiscal 2025 and charges for severance and asset impairments, net of tax effect in the fourth quarter and year of Fiscal 2025 (“Excluded Items”). Also excludes income tax expense of $26.2 million related to a U.S. valuation allowance in Fiscal 2025. A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Vaughn continued, “It is rewarding to look back and see that we accomplished the strategic priorities we outlined at the start of Fiscal 2025 and that our efforts led to improved comparable sales and enhanced profitability as the year progressed. We are in the early innings of returning Journeys and the overall company to historical rates of sales and profits, but we are heading in the right direction. We are excited about the actions we are taking to build on our momentum in Fiscal 2026 centered around our footwear focused strategy and Journeys’ strategic growth plan, and we feel confident we are positioning the business to deliver profitable growth and shareholder value over the long-term.”

Fourth Quarter Review

Net sales for the fourth quarter (13 weeks) increased 1% to $746 million in Fiscal 2025 compared to $739 million in the fourth quarter (14 weeks) of Fiscal 2024. The net sales increase reflects a 10% increase in comparable sales, including an 18% increase in e-commerce comparable sales and a 6% increase in same store sales. This was partially offset by the negative impact of the 53-week calendar shift which included an extra week in the fourth quarter of Fiscal 2024 and shifting of a higher volume week out of the fourth quarter into our third quarter this year and the impact of net store closings. Adjusting for this extra week and shift, net sales would have been up 7%.

Comparable Sales

Comparable Same Store and Direct Sales:	4QFY25	4QFY24
Journeys Group	14%	(5)%
Schuh Group	2%	(5)%
Johnston & Murphy Group	0%	8%
Total Genesco Comparable Sales	10%	(4)%
Same Store Sales	6%	(7)%
Comparable Direct Sales	18%	5%

The overall sales increase of 1% for the fourth quarter of Fiscal 2025 compared to the fourth quarter of Fiscal 2024 was driven by an increase of 5% at Journeys, partially offset by a decrease of 3% at Schuh, a decrease of 6% at Johnston & Murphy and a decrease of 12% at Genesco Brands. On a constant currency basis, Schuh sales were down 4% for the fourth quarter.

Fiscal 2025 fourth quarter gross margin was 46.9%, up 60 basis points compared with 46.3% last year. The increase as a percentage of sales compared to Fiscal 2024 is due primarily to lower markdowns at Journeys and improved margins at Genesco Brands and Johnston & Murphy, partially offset by increased promotional activity at Schuh.

Selling and administrative expense for the fourth quarter of Fiscal 2025 decreased 60 basis points as a percentage of sales to 40.5% compared with 41.1% last year. The decrease as a percentage of sales compared to Fiscal 2024 primarily reflects decreased occupancy costs and selling salaries along with other expenses as part of our cost savings initiatives, partially offset by increased marketing and performance-based incentive compensation expenses.

Genesco’s GAAP operating income for the fourth quarter was $46.1 million, or 6.2% of sales in Fiscal 2025, compared with $37.3 million, or 5.0% of sales in the fourth quarter last year. Adjusted for the Excluded Items in the fourth quarters of both Fiscal 2025 and 2024, operating income for the fourth quarter of Fiscal 2025 was $47.9 million compared to $38.5 million last year. Adjusted operating margin was 6.4% of sales in the fourth quarter of Fiscal 2025 and 5.2% in the fourth quarter last year.

The effective tax rate for the quarter was 25.8% in Fiscal 2025 compared to 43.0% in the fourth quarter last year. The adjusted tax rate, reflecting Excluded Items, was 23.8% in Fiscal 2025 compared to 22.6% in the fourth quarter last year. The higher adjusted tax rate for the fourth quarter of Fiscal 2025 compared to the fourth quarter last year primarily reflects a change in the jurisdictional mix of increased Fiscal 2025 fourth quarter earnings.

GAAP earnings from continuing operations were $33.6 million in the fourth quarter of Fiscal 2025 compared to $20.3 million in the fourth quarter last year. Adjusted for the Excluded Items in the fourth quarters of both Fiscal 2025 and 2024, fourth quarter earnings from continuing operations were $35.8 million, or $3.26 per share, in Fiscal 2025, compared to $28.5 million, or $2.59 per share, in the fourth quarter last year.

Full Year Review

Net sales for Fiscal 2025 (52 weeks) were flat at $2.3 billion compared to Fiscal 2024 (53 weeks). The flat sales for Fiscal 2025 reflected an increase in comparable e-commerce sales offset by 63 net store closings, the negative impact of the extra week in Fiscal 2024 due to the 53-week calendar shift of approximately $25 million in retail sales and decreased wholesale sales compared to last year. Adjusting for this extra week, net sales would have been up 1%. Total comparable sales for Fiscal 2025 increased 3% including a comparable e-commerce sales increase of 12%, while same store sales were flat.

Overall sales for Fiscal 2025 compared to Fiscal 2024 increased 3% at Journeys, offset by a decrease of 6% at Johnston & Murphy and an 11% decrease at Genesco Brands, while sales at Schuh were flat. On a constant currency basis, Schuh sales were down 2% for Fiscal 2025.

Gross margin for Fiscal 2025 was 47.2% compared with 47.3% last year. Adjusted gross margin for Fiscal 2025 decreased 10 basis points as a percentage of sales compared to last year. The decrease as a percentage of sales compared to Fiscal 2024 is due primarily to increased promotional activity at Schuh, partially offset by improved margins at Johnston & Murphy and Genesco Brands in Fiscal 2025.

Selling and administrative expense for Fiscal 2025 decreased 10 basis points as a percentage of sales to 46.4% compared to 46.5% last year. The decrease as a percentage of sales compared to Fiscal 2024 reflects decreased occupancy costs, partially offset by increased selling salaries and marketing expenses.

Genesco’s GAAP operating income for Fiscal 2025 was $13.9 million, or 0.6% of sales, compared to an operating loss of $13.5 million, or 0.6% of sales last year. Adjusted for the Excluded Items in Fiscal 2025 and 2024 and goodwill impairment in Fiscal 2024, operating income was $18.9 million in Fiscal 2025 compared to $16.8 million last year. Adjusted operating margin was 0.8% of sales in Fiscal 2025 and 0.7% of sales last year.

The effective tax rate was 309.6% in Fiscal 2025 compared to -8.5% last year. The adjusted tax rate, reflecting the Excluded Items in Fiscal 2025 and 2024 and goodwill impairment in Fiscal 2024, was 27.7% in Fiscal 2025 compared to 24.6% last year. The higher adjusted tax rate for Fiscal 2025 compared to Fiscal 2024 reflects a change in the jurisdictional mix of increased Fiscal 2025 earnings. The divergence between the effective tax rate and the adjusted tax rate is due to recording a $26.2 million U.S. valuation allowance in Fiscal 2025 that is excluded from the adjusted tax rate.

GAAP loss from continuing operations was $19.5 million in Fiscal 2025 compared to $23.6 million last year. Adjusted for the Excluded Items in Fiscal 2025 and 2024, the U.S. valuation allowance in Fiscal 2025 and goodwill impairment in Fiscal 2024, earnings from continuing operations were $10.3 million, or $0.94 per share, in Fiscal 2025, compared to $6.4 million, or $0.56 per share, last year.

Cash, Borrowings and Inventory

Cash as of February 1, 2025 was $34.0 million, compared with $35.2 million as of February 3, 2024. Total debt at the end of the fourth quarter of Fiscal 2025 was zero compared with $34.7 million at the end of last year’s fourth quarter. Inventories increased 12% on a year-over-year basis reflecting increased inventory for Journeys, Johnston & Murphy and Genesco Brands, partially offset by a decrease at Schuh.

Capital Expenditures and Store Activity

For the fourth quarter of Fiscal 2025, capital expenditures were $14 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened four stores and closed 28 stores. The Company ended the quarter with 1,278 stores compared with 1,341 stores at the end of the fourth quarter last year, or a decrease of 5%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the fourth quarter of Fiscal 2025. The Company repurchased 399,633 shares for $9.8 million, or $24.49 per share, during Fiscal 2025. The Company currently has $42.3 million remaining on its expanded share repurchase authorization announced in June 2023.

Cost Savings Update

The Company achieved the higher-end of its target run-rate range of $45 to $50 million in total expense savings through the cost reduction program that began in Fiscal 2024.

Fiscal 2026 Outlook

For Fiscal 2026, the Company:

•
Expects total sales to be flat to up 1% compared to Fiscal 2025 including a foreign exchange negative impact of approximately $14 million and closed store impact of approximately $30 million
•
Expects adjusted diluted earnings per share from continuing operations in the range of $1.30 to $1.70 2
•
Guidance assumes no further share repurchases and a tax rate of 29%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 7, 2025, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

_______________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions in the Red Sea; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; civil disturbances; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including 1,278 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers, Starter and PONY. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts
Sandra Harris, SVP Finance, Chief Financial Officer
(615) 367-7578 / SHarris2@genesco.com

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 367-8283 / cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 4(1)		Quarter 4(1)
	Feb. 1, 2025	% of Net Sales	Feb. 3, 2024	% of Net Sales
Net sales	$745,949	100.0%	$738,950	100.0%
Cost of sales	396,312	53.1%	396,883	53.7%
Gross margin	349,637	46.9%	342,067	46.3%
Selling and administrative expenses	301,775	40.5%	303,549	41.1%
Asset impairments and other, net(2)	1,745	0.2%	1,206	0.2%
Operating income	46,117	6.2%	37,312	5.0%
Other components of net periodic benefit cost	86	0.0%	149	0.0%
Interest expense, net	802	0.1%	1,536	0.2%
Earnings from continuing operations before income taxes	45,229	6.1%	35,627	4.8%
Income tax expense	11,676	1.6%	15,337	2.1%
Earnings from continuing operations	33,553	4.5%	20,290	2.7%
Gain from discontinued operations, net of tax (3)	828	0.1%	6,899	0.9%
Net Earnings	$34,381	4.6%	$27,189	3.7%
Basic earnings per share:
Before discontinued operations	$3.13		$1.86
Net earnings	$3.20		$2.49
Diluted earnings per share:
Before discontinued operations	$3.06		$1.84
Net earnings	$3.13		$2.47
Weighted-average shares outstanding:
Basic	10,736		10,911
Diluted	10,981		11,025

(1)
Quarter 4 for the 13-week period ended February 1, 2025 and the 14-week period ended February 3, 2024.
(2)
Includes a $1.7 million charge in the fourth quarter of Fiscal 2025 which includes $0.9 million for asset impairments and $0.8 million for severance. Includes a $1.2 million charge in the fourth quarter of Fiscal 2024 which includes $1.1 million for severance and $0.4 million for asset impairments, partially offset by a $0.3 million insurance gain.
(3)
The gain from discontinued operations in the fourth quarter of Fiscal 2025 and Fiscal 2024 includes a $1.2 million and $9.4 million pretax gain, respectively, from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Fiscal Year Ended(1)		Fiscal Year Ended(1)
	Feb. 1, 2025	% of Net Sales	Feb. 3, 2024	% of Net Sales
Net sales	$2,325,062	100.0%	$2,324,624	100.0%
Cost of sales	1,228,249	52.8%	1,225,804	52.7%
Gross margin(2)	1,096,813	47.2%	1,098,820	47.3%
Selling and administrative expenses	1,079,653	46.4%	1,082,040	46.5%
Goodwill impairment	—	0.0%	28,453	1.2%
Asset impairments and other, net(3)	3,235	0.1%	1,787	0.1%
Operating income (loss)	13,925	0.6%	(13,460)	-0.6%
Other components of net periodic benefit cost	367	0.0%	537	0.0%
Interest expense, net	4,250	0.2%	7,777	0.3%
Earnings (loss) from continuing operations before income taxes	9,308	0.4%	(21,774)	-0.9%
Income tax expense(4)	28,820	1.2%	1,854	0.1%
Loss from continuing operations	(19,512)	-0.8%	(23,628)	-1.0%
Gain from discontinued operations, net of tax(5)	622	0.0%	6,801	0.3%
Net Loss	$(18,890)	-0.8%	$(16,827)	-0.7%
Basic loss per share:
Before discontinued operations	$(1.80)		$(2.10)
Net loss	$(1.74)		$(1.50)
Diluted loss per share:
Before discontinued operations	$(1.80)		$(2.10)
Net loss	$(1.74)		$(1.50)
Weighted-average shares outstanding:
Basic	10,836		11,243
Diluted	10,836		11,243

(1)
Fiscal 2025 for the 52-week period ended February 1, 2025 and Fiscal 2024 for the 53-week period ended February 3, 2024.
(2)
Includes a $1.8 million gross margin charge in Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(3)
Includes a $3.2 million charge in Fiscal 2025 which includes $1.8 million for severance and $1.4 million for asset impairments. Includes a $1.8 million charge in Fiscal 2024 which includes $1.1 million for severance and $1.0 million for asset impairments, partially offset by a $0.3 million insurance gain.
(4)
Includes a $26.2 million U.S. valuation allowance in Fiscal 2025.
(5)
The gain from discontinued operations in Fiscal 2025 and Fiscal 2024 includes a $1.2 million and $9.4 million pretax gain, respectively, from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 4(1)		Quarter 4(1)
	Feb. 1, 2025	% of Net Sales	Feb. 3, 2024	% of Net Sales
Sales:
Journeys Group	$478,114	64.1%	$455,003	61.6%
Schuh Group	141,155	18.9%	146,131	19.8%
Johnston & Murphy Group	91,501	12.3%	97,623	13.2%
Genesco Brands Group	35,179	4.7%	40,193	5.4%
Net Sales	$745,949	100.0%	$738,950	100.0%
Operating Income (Loss):
Journeys Group	$43,152	9.0%	$32,337	7.1%
Schuh Group	5,637	4.0%	9,325	6.4%
Johnston & Murphy Group	6,555	7.2%	6,136	6.3%
Genesco Brands Group	1,391	4.0%	(267)	-0.7%
Corporate and Other(2)	(10,618)	-1.4%	(10,219)	-1.4%
Operating income	46,117	6.2%	37,312	5.0%
Other components of net periodic benefit cost	86	0.0%	149	0.0%
Interest, net	802	0.1%	1,536	0.2%
Earnings from continuing operations before income taxes	45,229	6.1%	35,627	4.8%
Income tax expense	11,676	1.6%	15,337	2.1%
Earnings from continuing operations	33,553	4.5%	20,290	2.7%
Gain from discontinued operations, net of tax(3)	828	0.1%	6,899	0.9%
Net Earnings	$34,381	4.6%	$27,189	3.7%

(1)
Quarter 4 for the 13-week period ended February 1, 2025 and the 14-week period ended February 3, 2024.
(2)
Includes a $1.7 million charge in the fourth quarter of Fiscal 2025 which includes $0.9 million for asset impairments and $0.8 million for severance. Includes a $1.2 million charge in the fourth quarter of Fiscal 2024 which includes $1.1 million for severance and $0.4 million for asset impairments, partially offset by a $0.3 million insurance gain.
(3)
The gain from discontinued operations in the fourth quarter of Fiscal 2025 and Fiscal 2024 includes a $1.2 million and $9.4 million pretax gain, respectively, from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Fiscal Year Ended(1)		Fiscal Year Ended(1)
	Feb. 1, 2025	% of Net Sales	Feb. 3, 2024	% of Net Sales
Sales:
Journeys Group	$1,398,922	60.2%	$1,363,835	58.7%
Schuh Group	479,891	20.6%	480,164	20.7%
Johnston & Murphy Group	320,208	13.8%	339,446	14.6%
Genesco Brands Group	126,041	5.4%	141,179	6.1%
Net Sales	$2,325,062	100.0%	$2,324,624	100.0%
Operating Income (Loss):
Journeys Group	$26,345	1.9%	$11,072	0.8%
Schuh Group	10,199	2.1%	21,435	4.5%
Johnston & Murphy Group	8,416	2.6%	16,314	4.8%
Genesco Brands Group(2)	6,806	5.4%	(8)	0.0%
Corporate and Other(3)	(37,841)	-1.6%	(33,820)	-1.5%
Goodwill Impairment	—	0.0%	(28,453)	-1.2%
Operating income (loss)	13,925	0.6%	(13,460)	-0.6%
Other components of net periodic benefit cost	367	0.0%	537	0.0%
Interest, net	4,250	0.2%	7,777	0.3%
Earnings (loss) from continuing operations before income taxes	9,308	0.4%	(21,774)	-0.9%
Income tax expense(4)	28,820	1.2%	1,854	0.1%
Loss from continuing operations	(19,512)	-0.8%	(23,628)	-1.0%
Gain from discontinued operations, net of tax(5)	622	0.0%	6,801	0.3%
Net Loss	$(18,890)	-0.8%	$(16,827)	-0.7%

(1)
Fiscal 2025 for the 52-week period ended February 1, 2025 and Fiscal 2024 for the 53-week period ended February 3, 2024.
(2)
Includes a $1.8 million gross margin charge in Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(3)
Includes a $3.2 million charge in Fiscal 2025 which includes $1.8 million for severance and $1.4 million for asset impairments. Includes a $1.8 million charge in Fiscal 2024 which includes $1.1 million for severance and $1.0 million for asset impairments, partially offset by a $0.3 million insurance gain.
(4)
Includes a $26.2 million U.S. valuation allowance in Fiscal 2025.
(5)
The gain from discontinued operations in Fiscal 2025 and Fiscal 2024 includes a $1.2 million and $9.4 million pretax gain, respectively, from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	February 1, 2025	February 3, 2024
Assets
Cash	$34,007	$35,155
Accounts receivable	48,865	53,618
Inventories	425,224	378,967
Other current assets(1)	100,660	39,611
Total current assets	608,756	507,351
Property and equipment	228,022	240,266
Operating lease right of use assets	438,273	436,896
Goodwill and other intangibles	34,922	36,815
Non-current prepaid income taxes	—	56,839
Other non-current assets	25,563	51,723
Total Assets	$1,335,536	$1,329,890

Liabilities and Equity
Accounts payable	$168,077	$114,621
Current portion operating lease liabilities	124,010	129,189
Other current liabilities	87,695	75,727
Total current liabilities	379,782	319,537
Long-term debt	—	34,682
Long-term operating lease liabilities	361,079	359,073
Other long-term liabilities	47,705	45,396
Equity	546,970	571,202
Total Liabilities and Equity	$1,335,536	$1,329,890

(1) Includes prepaid income taxes of $66.0 million at February 1, 2025.

GENESCO INC.

Store Count Activity

	Balance 01/28/23	Open	Close	Balance 02/03/24	Open	Close	Balance 02/01/25
Journeys Group	1,130	27	94	1,063	7	64	1,006
Schuh Group	122	3	3	122	4	2	124
Johnston & Murphy Group	158	2	4	156	1	9	148
Total Retail Stores	1,410	32	101	1,341	12	75	1,278

GENESCO INC.

Store Count Activity

	Balance 11/02/24	Open	Close	Balance 02/01/25
Journeys Group	1,028	1	23	1,006
Schuh Group	122	2	0	124
Johnston & Murphy Group	152	1	5	148
Total Retail Stores	1,302	4	28	1,278

GENESCO INC.

Comparable Sales

	Quarter 4		Fiscal Year Ended
	Feb. 1, 2025	Feb. 3, 2024	Feb. 1, 2025	Feb. 3, 2024
Journeys Group	14%	-5%	6%	-9%
Schuh Group	2%	-5%	-2%	6%
Johnston & Murphy Group	0%	8%	-2%	9%
Total Comparable Sales	10%	-4%	3%	-4%
Same Store Sales	6%	-7%	0%	-7%
Comparable E-commerce Sales	18%	5%	12%	8%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended February 1, 2025 and February 3, 2024

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 4(1)			Quarter 4(1)
	February 1, 2025			February 3, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$33,553	$3.06		$20,290	$1.84

Gross margin adjustment:
Charges related to distribution model transition	$—	12	0.00	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$890	678	0.06	$378	272	0.03
Severance	855	668	0.06	1,095	820	0.08
Goodwill impairment	—	—	0.00	—	24	0.00
Insurance gain	—	—	0.00	(267)	(200)	(0.02)
Total asset impairments and other adjustments	$1,745	1,346	0.12	$1,206	916	0.09

Income tax expense adjustments:
Tax impact share based awards		(134)	(0.01)		—	0.00
U.S. valuation allowance		(7)	0.00		—	0.00
Other tax items		1,038	0.09		7,313	0.66
Total income tax expense adjustments		897	0.08		7,313	0.66
Adjusted earnings from continuing operations (2) and (3)		$35,808	3.26		$28,519	2.59

(1)
Quarter 4 for the 13-weeks ended February 1, 2025 and the 14-weeks ended February 3, 2024.
(2)
The adjusted tax rate for the fourth quarter of Fiscal 2025 and 2024 is 23.8% and 22.6%, respectively.
(3)
EPS reflects 11.0 million share count for each of the fourth quarters of Fiscal 2025 and 2024 which includes common stock equivalents in both periods.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Fiscal Year Ended February 1, 2025 and February 3, 2024

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Fiscal Year Ended(1)			Fiscal Year Ended(1)
	February 1, 2025			February 3, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(19,512)	$(1.80)		$(23,628)	$(2.10)

Gross margin adjustment:
Charges related to distribution model transition	$1,750	1,345	0.12	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$1,384	1,054	0.09	$959	718	0.07
Severance	1,851	1,426	0.13	1,095	820	0.07
Goodwill impairment	—	—	0.00	28,453	21,882	1.93
Insurance gain	—	—	0.00	(267)	(200)	(0.02)
Impact of additional dilutive shares	—	—	0.03	—	—	0.02
Total asset impairments and other adjustments	$3,235	2,480	0.25	$30,240	23,220	2.07
Income tax expense adjustments:
Tax impact share based awards		588	0.05		1,059	0.09
U.S. valuation allowance		26,243	2.39		—	0.00
Other tax items		(804)	(0.07)		5,735	0.50
Total income tax expense adjustments		26,027	2.37		6,794	0.59
Adjusted earnings from continuing operations (2) and (3)		$10,340	$0.94		$6,386	$0.56

(1)
Fiscal 2025 for the 52-weeks ended February 1, 2025 and Fiscal 2024 for the 53-weeks ended February 3, 2024.
(2)
The adjusted tax rate for Fiscal 2025 and 2024 is 27.7% and 24.6%, respectively.
(3)
EPS reflects 11.0 million and 11.4 million share count for Fiscal 2025 and 2024, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations, as reported for both periods, excludes common stock equivalents.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income

Three Months Ended February 1, 2025 and February 3, 2024

	Quarter 4 - February 1, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$43,152	$—	$43,152
Schuh Group	5,637	—	5,637
Johnston & Murphy Group	6,555	—	6,555
Genesco Brands Group	1,391	—	1,391
Corporate and Other	(10,618)	1,745	(8,873)
Total Operating Income	$46,117	$1,745	$47,862
% of sales	6.2%		6.4%
Depreciation and amortization			13,004
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$60,866
% of sales			8.2%

	Quarter 4 - February 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$32,337	$—	$32,337
Schuh Group	9,325	—	9,325
Johnston & Murphy Group	6,136	—	6,136
Genesco Brands Group	(267)	—	(267)
Corporate and Other	(10,219)	1,206	(9,013)
Total Operating Income	$37,312	$1,206	$38,518
% of sales	5.0%		5.2%
Depreciation and amortization			13,992
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$52,510
% of sales			7.1%

(1) Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Fiscal Year Ended February 1, 2025 and February 3, 2024

	Fiscal Year Ended February 1, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$26,345	$—	$26,345
Schuh Group	10,199	—	10,199
Johnston & Murphy Group	8,416	—	8,416
Genesco Brands Group	6,806	1,750	8,556
Corporate and Other	(37,841)	3,235	(34,606)
Total Operating Income	$13,925	$4,985	$18,910
% of sales	0.6%		0.8%
Depreciation and amortization			52,464
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$71,374
% of sales			3.1%

	Fiscal Year Ended February 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,072	$—	$11,072
Schuh Group	21,435	—	21,435
Johnston & Murphy Group	16,314	—	16,314
Genesco Brands Group	(8)	—	(8)
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(33,820)	1,787	(32,033)
Total Operating Income (Loss)	$(13,460)	$30,240	$16,780
% of sales	-0.6%		0.7%
Depreciation and amortization			49,441
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$66,221
% of sales			2.8%

(1) Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Fiscal Year Ended
In Thousands	Feb. 1, 2025	Feb. 3, 2024
Gross margin, as reported	$1,096,813	$1,098,820
% of sales	47.2%	47.3%

Charges related to distribution model transition	1,750	—
Total adjustments	1,750	—

Adjusted gross margin	$1,098,563	$1,098,820
% of sales	47.2%	47.3%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 31, 2026

In millions (except per share amounts)	High Guidance Fiscal 2026		Low Guidance Fiscal 2026
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$18.2	$1.61	$13.2	$1.18

Asset impairments and other adjustments:
Asset impairments and other matters	1.0	0.09	1.4	0.12
Total asset impairments and other adjustments (1)	1.0	0.09	1.4	0.12
Adjusted forecasted earnings from continuing operations (2)	$19.2	$1.70	$14.6	$1.30

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2026 is approximately 29%.
(2)
EPS reflects 11.3 million share count for Fiscal 2026 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.